                                             NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-982-5766
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

Olathe, Kansas (September 7, 2010) - Elecsys Corporation (NASDAQ: ESYS), a developer and manufacturer of machine to machine (M2M) data acquisition, telemetry, and analysis systems, and custom electronic assemblies and displays for critical industries where high quality, reliability, and innovation are paramount, today announced its financial results for its first fiscal quarter ended July 31, 2010.

Sales for the quarter were $5,182,000, an increase of 43%, or $1,563,000, from $3,619,000 in the first quarter of fiscal 2010.  Sales for the Electronic Design and Manufacturing Services (“EDMS”) business segment were approximately $3,043,000, an increase of $1,019,000, or 50%, from $2,024,000 in the comparable quarter in the prior year.  Sales of proprietary products and services were $2,138,000 for the three-month period ended July 31, 2010, a $732,000, or 52%, increase from sales of $1,406,000 during the prior year period.  Remote monitoring and telemetry solutions provided the bulk of the sales increase in proprietary products and services as its sales increased $690,000, or 106%, to $1,338,000 for the period.  The Company continued to experience strong demand for both existing WatchdogCP products and recently introduced remote monitoring equipment and solutions.  The addition of SensorCast products and customers, combined with the recently acquired technology for the Director Series communication products and software, also contributed to the increased sales of remote monitoring and telemetry solutions during the quarter.

The Company expects slightly higher sales during the next few quarters as compared to the most recently completed fiscal quarters.  EDMS sales are projected to remain stable in the near term with currently scheduled orders in backlog, the planned addition of several new customers, and the transition of several projects from design to production offset by a potential for electronic raw material shortages that may impact shipments.  The Company anticipates that sales of its proprietary products, specifically wireless remote monitoring and telemetry solutions, will increase due to continued demand for WatchdogCP, SensorCast and Director Series products and services.  Sales of handheld computers, related peripherals, eXtremeTAG RFID solutions, and maintenance contract services will likely remain stable over the next few fiscal quarters.

Total backlog as of July 31, 2010, was $6,195,000, an increase of $2,031,000, or 49%, from a total backlog of $4,164,000 from one year earlier and an increase of $153,000, or

3%, from April 30, 2010.  This continued increase was largely due to increased orders from existing customers combined with the addition of several new customers during the current and preceding quarters.

Gross margin was approximately 34% of sales, or $1,745,000, for the quarter ended July 31, 2010, compared to 31% of sales, or $1,130,000, during the first quarter in the prior year.   Increased sales volumes and a favorable product mix between EDMS and higher margin proprietary products were primarily responsible for the increase in gross margin.

Selling, general and administrative expenses were approximately $1,499,000 for the period compared to $1,654,000 during the prior year’s quarter.  The decrease of $155,000, or 9%, resulted from reductions in corporate costs, acquisition and integration expenses, travel costs, and sales consulting expenses slightly offset by smaller increases in commission fees and support engineering expenses.

For the fiscal first quarter, operating income was $246,000, compared to an operating loss of $524,000 for the same quarter in the prior year.

Net income for the quarter ended July 31, 2010 was $107,000, or $0.03 per diluted share. For the comparable period last year, net loss was $396,000, or $0.12 per diluted share.

Karl B. Gemperli, chief executive officer, stated, “We continue to experience challenges related to the weakness of the global economy, but are pleased to report the results of the first quarter as we achieved substantial revenue growth and improved bottom-line performance compared to the previous year.  Sales increased over 43% from the first quarter of last year and 11% compared to the prior quarter.  Our efficient operations generated favorable margins while we kept operating expenses lean and our order backlog continued to grow.  Most importantly, during the quarter we continued to make substantial investments in both developing additional products and penetrating new markets that are vital to our long term expansion.”

Gemperli continued, “Our expanding suite of dependable M2M communication solutions present exciting opportunities for growth in the rapidly growing industries we target.  In conjunction with new product development, we believe our current sales and marketing initiatives will both expand applications of our proprietary products into new industry segments and increase our business in key developing regions of the world.  We are focused on continuously improving our operations and anticipate positive trends in both revenues and earnings during the coming quarters, although the pace and sustainability of any economic recovery remain in question.  As always, we are thankful for the team of talented and dedicated people at Elecsys who continue to work diligently for our success in these difficult economic times.”

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions and custom electronic equipment and displays for critical industrial applications worldwide.  Elecsys proprietary equipment and services encompass rugged remote monitoring, wireless communication, mobile computing, and radio frequency identification (RFID) technologies that are deployed wherever high quality and reliability are essential.  Elecsys also provides integrated displays and custom electronic assemblies to numerous industries worldwide.  Its primary markets include energy production and distribution, agriculture, natural resource management, aerospace, safety and security systems, and transportation.  Elecsys develops, markets, and supports proprietary technology and products under the Pipeline Watchdog, Radix, eXtremeTAG, SensorCast, Director, and DCI brand names.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2010. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels
Elecsys Corporation
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com

Media Inquiries Contact:	Mary Ann Roe
(913) 647-0158, Phone
(913) 982-5766, Fax
maryann.roe@elecsyscorp.com

Elecsys Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,
	2010	2009
Sales	$5,182	$3,619
Cost of products sold	3,437	2,489
Gross margin	1,745	1,130

Selling, general and administrative expenses:
Research and development expense	316	235
Selling and marketing expense	419	401
General and administrative expense	764	1,018
Total selling, general and administrative expenses	1,499	1,654

Operating (loss) income	246	(524)

Financial income (expense):
Interest expense	(77)	(112)
Other income (loss), net	(7)	(1)
	(84)	(113)

Income (loss) before income taxes	162	(637)

Income tax (benefit) expense	55	(241)

Net (loss) income	$107	$(396)

Net (loss) income per share information:
Basic	$0.03	$(0.12)
Diluted	$0.03	$(0.12)

Weighted average common shares outstanding:
Basic	3,788	3,357
Diluted	3,894	3,357